Exhibit 99.3

Sibling Entertainment Announces Move Into Educational Market; Completes Restructuring of Debentures

Press Release Source: Sibling Entertainment Group Holdings, Inc. On Wednesday December 1, 2010, 8:32 am EST

NEW YORK and ATLANTA, Dec. 1, 2010 (GLOBE NEWSWIRE) — Sibling Entertainment Group Holdings, Inc. (Pink Sheets:SIBE - News) ("the Company") today announced that it intends to reorient its business focus to the growing and important education marketplace. It intends to acquire NEWCO4EDUCATION, LLC as a means of initiating its participation in the educational services industry.

"We believe the market for educational services and the supporting technology is large in size, and key to growth in the economy going forward. This asset acquisition will be the basis for this important change in strategy," said Mitchell Maxwell, Chairman and CEO of the Company. He continued, "While in the past we focused on the entertainment area, the downturn in the economy has prevented our ability to execute. Recognizing this, we are now ready to move forward in education for the benefit of our shareholders."

NEWCO4EDUCATION, LLC (NEWCO) is a recently formed business with plans to move rapidly into the area of education management and the supporting software, systems and procedures to implement teaching, and learning, at a high level of performance. It is based in Atlanta, Georgia, and will focus on the charter school segment of the education industry, in both primary and secondary education. Under the terms of the agreement, NEWCO will be acquired and becomes a wholly owned subsidiary of the Company.

In consideration of the purchase of NEWCO and its ownership assets and intellectual property for its educational strategy, NEWCO's existing members will receive shares in a newly created Series B Common Stock. The shares issued to the NEWCO members will, in aggregate, have the right to convert into eighty five percent (85%) of the common stock in the Company at a later date. Any issuance of this common stock would be subject to Rule 144 of the Securities Act of 1934. In addition to other conditions, NEWCO shall have the right to appoint three (3) directors to the Board of Directors for SIBE, and operations will be relocated to Atlanta, Georgia.

In conjunction with the acquisition of NEWCO the Company has reached an agreement with its debenture holders, whose total owed amounts is in excess of $3.6 million, to restructure the obligations. The agreement calls for SIBE to move the remaining assets from its previous operations, which consist primarily of receivables and other investments subject to collection, into a newly formed subsidiary, whose ownership will be transferred pro-rata to the holders of the debentures. In addition the debenture holders will exchange their notes for shares of the same Series B Common Stock that is being issued to NEWCO. The shares issued will allow for the right to convert the Series B shares into an amount of common stock equal to up to ten percent (10%) of shares outstanding at a later date. Any issuance of this common stock would be subject to Rule 144 of the Securities Act of 1934. The settlement with the debenture holders included consent to the acquisition of NEWCO.

The completion of the transaction is subject to numerous conditions, including the approval of the Board of Directors of SIBE and approval of the Management of NEWCO4EDUCATION, LLC. Upon completion the Company expects to begin activities aimed at bringing SIBE to a current reporting status, announce management changes and implement its new educational services and technology business plans. Management anticipates closing the transaction before the end of the month of December, 2010.

NEWCO4EDUCATION, LLC is a recently formed entity with a focus on providing services and technology aimed at increasing the performance in educational settings. It will operate through two (2) divisions, its Educational Management Organization (EMO) and its Technology and Services Group (TSG). The EMO intends to provide school management services, primarily within the charter school arena. The TSG division is focused on the development and deployment of software, systems and procedures to enhance the rate of learning in both primary and secondary education. It is based in Atlanta, Georgia.

Safe Harbor: This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Entertainment Group Holdings, Inc. is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Entertainment Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results. All current and potential shareholders are asked to read all filings for the Company at the Securities and Exchange Commission web site, www.SEC.gov.